Exhibit 4.1
DENBURY RESOURCES INC.
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
Amendment
          Denbury Resources Inc., a Delaware corporation (the “Company”), in accordance with Section 20 of the Denbury Resources Inc. Employee Stock Purchase Plan, as amended and restated December 5, 2007 and as further amended (the “Plan”), and in accordance with stockholder approval on May 18, 2011, amends the Plan effective May 18, 2011, as set forth below.
     1. The first sentence of Section 13(a) of the Plan is hereby amended to read as follows:
     “The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 9,900,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 19.”
     2. The remainder of the Plan shall remain in full force and effect.
          IN WITNESS WHEREOF, this Amendment has been executed effective as of May 18, 2011.

DENBURY RESOURCES INC.
By:	/s/ Phil Rykhoek
Phil Rykhoek
Chief Executive Officer